EXHIBIT 4.1 Execution Version

5-YEAR REVOLVING CREDIT AGREEMENT

dated as of

June 14, 2011

among

MURPHY OIL CORPORATION,

CANAM OFFSHORE LIMITED,

and

MURPHY OIL COMPANY LTD.,

as Borrowers

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

The Lenders Party Hereto

BANK OF AMERICA, N.A.,

BNP PARIBAS,

DNB NOR BANK ASA,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC, MERILL LYNCH, PIERCE, FENNER & SMITH INC.,

BNP PARIBAS SECURITIES CORP., DNB NOR MARKETS, INC.,

and

WELLS FARGO SECURITIES, LLC,

as Co-Lead Arrangers and Joint Bookrunners

i

ii

Schedules:

Schedule 2.01 Commitments

Schedule 2.13 Swingline Loan Rate Calculation

Exhibits:

Exhibit A         Form of Assignment and Assumption

Exhibit B-1     Form of Opinion of the Company’s Counsel

Exhibit B-2     Form of Opinion of Canam’s Counsel

Exhibit B-3     Form of Opinion of MOCL’ Counsel

Exhibit B-4     Form of Opinion of the Administrative Agent’s Counsel

iii

5-YEAR REVOLVING CREDIT AGREEMENT dated as of June 14, 2011, among MURPHY OIL CORPORATION, a Delaware corporation (the “Company”), CANAM OFFSHORE LIMITED, a Bahamian corporation (“Canam”), MURPHY OIL COMPANY LTD., a Canadian corporation (“MOCL”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., BNP PARIBAS, DNB NOR BANK ASA and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Consolidated Capitalization” means, for the Company and its Subsidiaries, on a consolidated basis, as of any date, (a) the aggregate amount of all Indebtedness, plus (b) the aggregate amount of paid-up capital, shareholders’ capital, and retained earnings (if any), minus (c) the aggregate amount of accumulated deficit (if any), minus (d) the lesser of (i) the net equity investment in any asset financed or encumbered by Non-Recourse Debt, and (ii) the amount of Non-Recourse Debt related to such asset. In determining Adjusted Consolidated Capitalization, the calculation set forth above shall be adjusted for any amounts which are attributable to (A) assets that would be treated as intangible assets such as goodwill, trademarks, trade names, copyrights, patents, and unamortized debt discount, (B) deferred taxation, and (C) any amount referred to in this definition that relates to a minority interest. All determinations required by this definition shall be made in accordance with GAAP.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loan” has the meaning set forth in Section 2.17(f).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

5-YEAR REVOLVING CREDIT AGREEMENT

“Agreement” means this 5-Year Revolving Credit Agreement, as the same may be amended, modified, restated, or replaced from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the Adjusted LIBO Rate pursuant to clause (c) above, the LIBO Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan or Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	Facility Fee Rate	Eurodollar Spread	ABR Spread	All-In Drawn
Category 1 > A/A2	0.100%	0.900%	0%	1.000%

Category 2 A-/A3	0.150%	0.975%	0%	1.125%

Category 3 BBB+/Baa1	0.200%	1.050%	0.050%	1.250%

Category 4 BBB/Baa2	0.250%	1.250%	0.250%	1.500%

Category 5 BBB-/Baa3	0.300%	1.450%	0.450%	1.750%

Category 6 BBB-/Baa3	0.400%	1.600%	0.600%	2.000%

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For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then a rating for the Index Debt by Dominion Bond Rating Service (“DBRS”) or Fitch may be substituted for a rating by Moody’s or S&P, as applicable; provided, that if at least two such Rating Agencies do not have in effect a rating for the Index Debt, then such Rating Agency or Rating Agencies shall be deemed to have established a rating in Category 6; (b) if the ratings established or deemed to have been established by the Rating Agencies for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings, unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (c) if the ratings established or deemed to have been established by the Rating Agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any such applicable Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

5-YEAR REVOLVING CREDIT AGREEMENT

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of the Company, Canam, and MOCL, and “Borrowers” means the Company, Canam and MOCL, collectively.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Company on behalf of itself, Canam or MOCL for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canam” means Canam Offshore Limited, a corporation organized under the laws of the Bahamas.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certifying Officer” has the meaning set forth in Section 5.01(c).

5-YEAR REVOLVING CREDIT AGREEMENT

“Change in Control” means either: (a) any Person or group of related Persons (other than members of the Murphy Family) shall have acquired beneficial ownership of more than 35% of the outstanding voting shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); or (b) during any period of 12 consecutive calendar months, individuals who were members of the Board of Directors of the Company on the first day of such period shall cease to constitute at least 66-2/3% of the members of the Board of Directors of the Company.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 10.13.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.19, (b) reduced from time to time pursuant to Section 2.08, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.18 or Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,500,000,000.

“Commitment Increase” has the meaning set forth in Section 2.19.

“Commitment Increase Date” has the meaning set forth in Section 2.19.

“Company” means Murphy Oil Corporation, a Delaware corporation.

5-YEAR REVOLVING CREDIT AGREEMENT

“Consenting Lender” means, with respect to any request for an extension of the Maturity Date pursuant to Section 2.20, any Lender that has consented to such request pursuant to Section 2.20.

“Consolidated Recourse Debt” means, as of any date, all Indebtedness of the Company, on a consolidated basis, that is not Non-Recourse Debt.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, and other circumstances customarily excluded by institutional lenders from exculpation provisions.

“DBRS” means Dominion Bond Rating Service.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Divestiture” means the sale (however accomplished, i.e. asset sale or stock sale) of refineries at Superior, Wisconsin, Meraux, Louisiana, and Milford Haven, Wales, along with related pipelines, terminals, storage facilities, wholesale distribution assets, and the retail system in the United Kingdom, pursuant to and in accordance with the Company’s plan, approved by its board of directors, as more fully described in the Company’s 8-K filing dated as of July 26, 2010.

“dollars” or “$” refers to lawful money of the United States of America.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower

5-YEAR REVOLVING CREDIT AGREEMENT

or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely with respect to a pension plan (as defined in Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30day notice period is waived); (b) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to any

5-YEAR REVOLVING CREDIT AGREEMENT

waiver of the funding provisions therein or in Section 430 of the Code or Section 303 of ERISA); (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability under Section 4052(e) of ERISA or with respect to the withdrawal or partial withdrawal from any Plan (including as a “substantial employer” as defined in Section 4001(a)(2) of ERISA) or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of Section 305 of ERISA or insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.16(a), and (d) any United States withholding tax that is imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated 5-Year Revolving Credit Agreement, dated as of June 6, 2007, among the Company and Canam, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto.

“Extension Confirmation Date” has the meaning set forth in Section 2.20(b).

“Extension Request” has the meaning set forth in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

5-YEAR REVOLVING CREDIT AGREEMENT

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. The term “Financial Officer” without reference to a Person shall mean a Financial Officer of the Company.

“Fitch” means Fitch Ratings.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Debt” means (a) all present and future Indebtedness, including the Credit Exposures of the Lenders hereunder, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to the Administrative Agent, any Lender or any Issuing Bank by Canam or MOCL arising from, by virtue of, or pursuant to any of the Transactions, together with all interest accruing thereon, and all fees, costs, expenses and other amounts payable under or in connection with this Agreement, and (b) all costs, expenses, and fees, including, but not limited to, court costs and attorneys’ fees, arising in connection with the collection with the foregoing clause (a).

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“Guarantor Claims” has the meaning set forth in Section 8.08.

“Guaranty Agreement” has the meaning set forth in Section 8.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Hedging Agreement”.

“Indebtedness” of any Person means, without duplication, (a) indebtedness for borrowed money, (b) obligations evidenced by or pursuant to bonds, debentures, notes, bankers’ acceptances, or other similar instruments, (c) obligations to pay the deferred purchase price of property or services (excluding those from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (d) Capital Lease Obligations, (e) obligations as account party under all drawn and unpaid drafts under letters of credit, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of the property securing such obligations, and (g) obligations under Guarantees in respect of Indebtedness of others of the kinds referred to in clauses (a) through (f) above. Indebtedness, as determined in clauses (a) through (e) above, shall be reduced by any portion of any amounts that relate to minority interests and shall be determined in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

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“Information Memorandum” means the Confidential Information Memorandum dated May 12, 2011 relating to the Borrowers and the Transactions.

“Interest Election Request” means a request by the Company on behalf of itself, Canam or MOCL to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or, to the extent that funds are available, as determined by each Lender, in its sole discretion, nine or 12 months thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means (a) JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and (b) and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. The LC Exposure of any Issuing Bank at any time shall be the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time.

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“LC Issuance Limit” means (a) with respect to JPMorgan Bank, N.A., as an Issuing Bank, $500,000,000, and (b) any other Lender that is an Issuing Bank, the amount agreed to in writing from time to time by such Issuing Bank as its “LC Issuance Limit” hereunder.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to a Borrower pursuant to this Agreement.

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“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company, Canam or MOCL (giving effect to the Guaranty Agreement) to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Project Financing), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, as of any date, (a) Canam, (b) MOCL and (c) one or more Subsidiaries of the Company having individually or in the aggregate assets equal to or greater than 5% of the consolidated assets of the Company.

“Maturity Date” means June 14, 2016, and for any Lender agreeing to extend the Maturity Date pursuant to Section 2.20, the date on June 14 in each year thereafter pursuant to which the Maturity Date applicable to such Lender has been extended, but in no event later than June 14, 2018.

“Maximum Rate” has the meaning set forth in Section 10.13.

“MOCL” means Murphy Oil Company Ltd., a corporation organized under the laws of Canada.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Murphy Family” means (a) the C.H. Murphy Family Investments Limited Partnership, (b) the Estate of C.H. Murphy, Jr., and (c) siblings of the late C.H. Murphy, Jr. and his and their respective Immediate Family. For purposes of this definition, “Immediate Family” of a person means such person’s spouse, children, siblings, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

“New Lender” has the meaning set forth in Section 2.19.

“Non-Consenting Lender” means, with respect to any request for an extension of the Maturity Date pursuant to Section 2.20, any Lender that has not consented to or has been deemed not to have consented to such request pursuant to Section 2.20.

“Non-Defaulting Lender” has the meaning set forth in Section 2.17(f).

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“Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in respect of which the holder of such Indebtedness may not look to such Person personally for repayment, other than pursuant to Customary Recourse Exceptions.

“Notice of Commitment Increase” has the meaning set forth in Section 2.19.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project Financing” has the meaning set forth in Section 6.02(g).

“Project Financing Subsidiary” has the meaning set forth in Section 6.02(g).

“Rating Agencies” shall mean Moody’s and S&P, collectively, or such other rating agency or agencies that may be substituted for Moody’s and/or S&P pursuant to clause (c) of the definition of “Applicable Rate.”

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

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“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Company.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

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“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance of this Agreement by each of the Borrowers, the borrowing of Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company, on behalf of the Borrowers, requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and re-borrow Revolving Loans.

Section 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company, on behalf of itself, Canam or MOCL, may request in accordance herewith, and each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Revolving Borrowings outstanding.

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(d) Notwithstanding any other provision of this Agreement, the Company, on behalf of itself, Canam or MOCL, shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the applicable Borrower and the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Borrower is specified, the Company shall be the applicable Borrower. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $150,000,000 or (ii) the

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total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the applicable Borrower, the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

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Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit from any Issuing Bank, for the Company’s own account, the account of Canam or the account of MOCL, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company (on behalf of itself, Canam or MOCL) to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Company, Canam or MOCL, as applicable, also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $500,000,000, (ii) the total Credit Exposures shall not exceed the total Commitments, and (iii) the LC Exposure of any Issuing Bank shall not exceed its LC Issuance Limit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for

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the account of each Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

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(f) Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by a Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to

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ABR Revolving Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding that the Borrowers cash collateralize the outstanding LC Exposure pursuant to this paragraph, (ii) any Borrower is required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.10(b), or (iii) any Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.21, then the applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date, in each case, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other

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obligations of the applicable Borrower under this Agreement. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 2.21 as the result of a Defaulting Lender, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.10(b), then such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all Events of Default have been cured or waived or the events giving rise to such cash collateralization pursuant to Section 2.21 have been satisfied or resolved.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent in New York City and designated by the Company in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

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(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(v) If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

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(b) The Company may at any time terminate, or from time to time, reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Credit Exposure would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from a Borrower for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans in accordance with the terms of this Agreement.

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(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.10 Prepayment of Loans. (a) Subject to any breakage costs payable pursuant to Section 2.15, each Borrower shall have the right at any time and from time to time to prepay any Borrowing made to it in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b) If (i) at any time the total Credit Exposures exceed the total Commitments, or (ii) as the result of an extension of the Maturity Date pursuant to Section 2.20, the total Credit Exposures would exceed the total Commitments on the Maturity Date, then, in each case, the Borrowers shall immediately, in the case of clause (i) above, and within five (5) Business Days prior to such Maturity Date, in the case of clause (ii) above, (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains (or would remain) after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.05(j). Each prepayment of Borrowings pursuant to this Section 2.10(b) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments made pursuant to this Section 2.10(b) shall be accompanied by accrued interest to the extent required by Section 2.12 and breakage costs to the extent required by Section 2.15.

(c) The Company, on behalf of itself, Canam or MOCL, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment made pursuant to Section 2.10(a), (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and breakage costs to the extent required by Section 2.15.

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Section 2.11 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate for facility fees on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure of such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to paragraph (b) above shall be payable within 10 days after demand. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any fees accruing after the date on which the Commitments terminate shall be payable on demand. All fees payable hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid hereunder shall not be refundable under any circumstances.

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Section 2.12 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) When the Borrower requests a Swingline Loan, such Loan shall bear interest from the date it is disbursed at a rate to be established as provided on Schedule 2.13.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the LIBO Rate or Adjusted LIBO Rate shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

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then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

Section 2.14 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the applicable Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

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(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16 Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Borrower shall be required to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent, each Lender, and each Issuing Bank within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)       (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company, on behalf of itself, Canam or MOCL, as will permit such payments to be made without withholding or at a reduced rate.

(ii) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

Section 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 or 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute in like funds as those received any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

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(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, un-reimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and un-reimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and un-reimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(d) or (e), 2.06(b), 2.17(d), or 10.03(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f) Notwithstanding the foregoing or anything to the contrary contained herein, (i) if any Defaulting Lender shall have failed to fund all or any portion of any Loan (each such Loan, an “Affected Loan”), each prepayment of Loans by the Borrower under Section 2.10 shall be applied first to such Affected Loan and the principal amount and interest with respect to such payment shall be distributed (x) to each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans has been repaid in full and (y) to the extent of any remaining amount of such prepayment, to each Lender pro rata in accordance with such Lender’s Applicable Percentage, and (ii) each payment made by the applicable Borrower on account of the interest on any Affected Loans shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender does not consent to an extension of the Maturity Date pursuant to Section 2.20 if the Required Lenders have agreed to do so, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received

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the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Bank and the Swingline Lender) which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 2.19 Commitment Increase.

(a) Subject to the terms and conditions set forth herein, the Company shall have the right from time to time to cause an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that are not already Lenders hereunder and that are satisfactory to the Administrative Agent, each Issuing Bank and the Swingline Lender (each, a “New Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided that (i) both before and immediately after giving effect to such Commitment Increase, no Default or Event of Default shall have occurred and be continuing as of the effective date of such Commitment Increase (such date, the “Commitment Increase Date”), (ii) no such Commitment Increase shall be in an amount less than $10,000,000 (unless the total Commitments then in effect is greater than $1,990,000,000), (iii) after giving effect to such Commitment Increase, the total Commitments shall not exceed $2,000,000,000, (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion) and (v) the identity of each New Lender and any increase in the Commitment of an existing Lender pursuant to any Commitment Increase is subject to the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed).

(b) The Company shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) of its intention to increase the Commitments pursuant to this Section 2.19. Each such Notice of Commitment Increase shall specify (i) the proposed Commitment Increase Date, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase, (iii) as applicable, the identity of each New Lender and/or Lender that has agreed in writing to increase its Commitment hereunder, and (iv) the amount of the respective Commitments of the then existing Lenders and the New Lenders from and after the Commitment Increase Date.

(c) On any Commitment Increase Date, the Lenders shall purchase and assume (without recourse or warranty) from the Lenders (i) Revolving Loans, to the extent that there are any Revolving Loans then outstanding, and (ii) undivided participation interests in any outstanding LC Exposure and Swingline Exposure, in each case, to the extent necessary to

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ensure that after giving effect to the Commitment Increase, each Lender has outstanding Revolving Loans and participation interests in outstanding LC Exposure and Swingline Exposure equal to its Applicable Percentage of the Commitments. Each Lender shall make any payment required to be made by it pursuant to the preceding sentence via wire transfer to the Administrative Agent on the Commitment Increase Date. Each existing Lender shall be automatically deemed to have assigned any outstanding Revolving Loans on the Commitment Increase Date and the existing Lenders, each New Lender and the Borrowers each agree to take any further steps reasonably requested by the Administrative Agent, in each case to the extent deemed necessary by the Administrative Agent to effectuate the provisions of the preceding sentences, including, without limitation, the execution and delivery of one or more joinder or similar agreements. If, on such Commitment Increase Date, any Revolving Loans that are Eurodollar Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.15 in connection with the reallocation of such outstanding Revolving Loans to effectuate the provisions of this paragraph.

(d) Each Commitment Increase shall become effective on its Commitment Increase Date and upon such effectiveness: (i) the Administrative Agent shall record in the register each then New Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each New Lender to the Administrative Agent on or before such Commitment Increase Date, (ii) Schedule 2.01 shall be amended and restated to set forth all Lenders (including any New Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01 shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each New Lender) a copy of such amended and restated Schedule 2.01, and (iii) each New Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

(e) As a condition precedent to any Commitment Increase, the Company shall deliver to the Administrative Agent (i) a certificate of a Responsible Officer of the Borrowers dated as of the Commitment Increase Date certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such Commitment Increase and certifying that, before and after giving effect to such Commitment Increase, (A) the representations and warranties contained in this Agreement made by the Borrowers are true and correct on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date and (B) no Default or Event of Default exists or will exist as of the Commitment Increase Date, and (ii) any legal opinions, certificates and/or other documents reasonably requested by the Administrative Agent in connection with the Commitment Increase.

Section 2.20 Extension of Maturity Date.

(a) Not earlier than 90 days prior to, nor later than 45 days prior to, each of the first and second anniversaries of the Effective Date, the Company may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect (an “Extension Request”). Within 15 days of delivery of such Extension Request, each Lender shall notify the Administrative Agent and the Company whether

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or not it consents to such Extension Request (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Non-Defaulting Lender with a then effective Commitment may consent to an Extension Request irrespective of whether such Lender previously had been a Non-Consenting Lender with respect to a previous Extension Request. Any Lender not responding within the above specified time period shall be deemed not to have consented to such Extension Request. The Administrative Agent shall promptly notify the Company and the Lenders of the Lenders’ responses.

(b) The Maturity Date shall be extended only if the Required Lenders (calculated excluding any Defaulting Lenders) have consented to the Extension Request. For each such Extension Request, if so approved, (i) the Maturity Date, as to Consenting Lenders (irrespective of whether such Lender previously had been a Non-Consenting Lender), shall be extended to the same date in the following year after giving effect to any prior extensions, and (ii) the Maturity Date, as to any Non-Consenting Lender, shall remain the Maturity Date in effect for such Non-Consenting Lender. With respect to any previously Non-Consenting Lender who is a Consenting Lender with respect to a current Extension Request, by giving its consent, such Consenting Lender shall be approving an extension of more than one year. Non-Consenting Lenders shall remain Lenders until the Maturity Date applicable to such Lender. The Administrative Agent and the Company shall promptly confirm to the Lenders such extension of the Maturity Date, specifying the date of such confirmation (the “Extension Confirmation Date”), and the extended Maturity Date with respect to the Consenting Lenders. As a condition precedent to such extension, the Borrowers shall deliver to the Administrative Agent a certificate of the Borrowers dated as of the Extension Confirmation Date signed by a Responsible Officer of each Borrower certifying that, (i) before and after giving effect to such extension, the representations and warranties contained in Article III made by it are true and correct on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, (ii) before and after giving effect to such extension, no Default exists as of the Extension Confirmation Date, and (iii) since December 31, 2010, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

Section 2.21 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11(a).

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

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(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

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If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Material Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries.

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Section 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

(b) Since December 31, 2010 through and including the Effective Date, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

Section 3.05 Properties. (a) Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) Liens permitted by Section 6.02 and (ii) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

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Section 3.08 Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Company nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.

Section 3.11 Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

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(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) John A. Moore, Manager, Law Department and Corporate Secretary of the Company, substantially in the form of Exhibit B-1, (ii) Higgs & Johnson, special counsel for Canam, substantially in the form of Exhibit B-2, and (iii) Osler, Hoskin & Harcourt LLP, special counsel for MOCL, substantially in the form of Exhibit B-3, and in each case, covering such matters relating to the Company. Canam or MOCL, as applicable, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins LLP, special counsel for the Administrative Agent, substantially in the form of Exhibit B-4 and covering such other matters relating to the Transactions as the Required Lenders shall reasonably request.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder

(g) The Administrative Agent shall have received evidence satisfactory to it that all Indebtedness under the Existing Credit Agreement has been (or on the Effective Date will be) repaid in full and all commitments thereunder have been (or on the Effective Date will be) terminated.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on June 30, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

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Section 4.02 Each Credit Event. The obligation of each Lender to make, convert or continue a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of the issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 in respect of a Borrowing, or in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a request as required by Section 2.05(b).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 5.01 Financial Statements, Ratings Change, and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) no later than 30 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b) no later than 30 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) or (b) above, a copy of the certification signed by the principal executive officer and the principal financial officer of the Company (each, a “Certifying Officer”) as required by Rule 13A-14 under the Securities Exchange Act of 1934 and a copy of the internal controls disclosure statement by such Certifying Officers as required by Rule 13A-15 under the Securities Exchange Act of 1934, each as included in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, for the applicable fiscal period.

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(f) promptly after the Rating Agencies shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to Section 5.01(a), (b), (c), or (e) shall be deemed to have been delivered on the date on which (i) such information is actually available for review by the Lenders on the Company’s website at http://www.murphyoilcorp.com or at http://www.sec.gov, and (ii) the Company provides notice to the Lenders that such information is available and designates one or both of the above websites on which such information is located.

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Section 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $75,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04 Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

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Section 5.06 Books and Records; Inspection Rights. The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes or as liquidity support for commercial paper issued by or on behalf of the Company or a Subsidiary of the Company. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Company will not, and will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness to the extent that as a result of such Indebtedness the Company would be, or could reasonably be expected to be, in breach of the covenant set forth in Section 6.07.

Section 6.02 Liens. The Company will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for:

(a) Liens in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement;

(b) Liens created by Capital Lease Obligations, provided that the Liens created by any such Capital Lease Obligations attach only to the property leased to the Company or one of its Subsidiaries pursuant thereto;

(c) purchase money Liens securing Indebtedness (including such Liens securing Indebtedness incurred within 120 days of the date on which such property was acquired), provided that all such Liens attach only to the property purchased with the proceeds of the Indebtedness secured thereby;

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(d) Liens on property of a Person which exist at the time such Person becomes a Subsidiary of the Company as a result of a permitted acquisition, merger or other combination which Liens were not granted in contemplation of such Person becoming a Subsidiary of the Company;

(e) any Lien arising out of refinancing, extending, renewing or refunding (or successively refinancing, extending, renewing or refunding) any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(f) Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness in an aggregate principal or face amount at any date not to exceed $75,000,000; and

(g) Liens securing any Indebtedness that constitutes Project Financing. “Project Financing” means any Indebtedness that is incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization, in respect of all or any portion of any project, any group of projects, or any asset related thereto, and any guaranty with respect thereto, other than such portion of such Indebtedness or guaranty that expressly provides for direct recourse to the Company or any of its Subsidiaries (other than a Project Financing Subsidiary) or any of their respective property other than recourse to the equity in, Indebtedness or other obligations of, or properties of, one or more Project Financing Subsidiaries; provided however, that support such as limited guaranties or obligations to provide or guaranty equity contributions or to make subordinated loans shall not be considered direct recourse for the purpose of this definition. “Project Financing Subsidiary” means any Subsidiary of the Company whose principal purpose is to incur Project Financing or to become a direct or indirect partner, member or other equity participant or owner in a Person so created, and substantially all the assets of such Subsidiary are limited to (i) those assets for which the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance, operation, securitization or monetization is being financed in whole or in part by one or more Project Financings, or (ii) the equity in, Indebtedness or other obligations of, one or more other such Subsidiaries or Persons.

Section 6.03 Fundamental Changes. (a) The Company will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person (other than any Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that if any Borrower (other than the Company) is a party to such transaction, such Borrower shall be the surviving entity, (iii) any such Subsidiary (other than a Borrower) may sell, transfer, lease or otherwise dispose of its assets to the Company or to

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another Subsidiary and (iv) any such Subsidiary (other than a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders. Notwithstanding the foregoing or anything set forth in this Agreement to the contrary, the Company and its Subsidiaries may consummate the Divestiture.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.04 Hedging Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 6.05 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate.

Section 6.06 Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.07 Ratio of Maximum Total Debt to Total Capital. The Company shall not permit, as of the last day of any fiscal quarter during the term hereof, the ratio of (a) the aggregate amount of Consolidated Recourse Debt, to (b) Adjusted Consolidated Capitalization, to exceed 60%.

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ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained (i) in Section 5.03 (with respect to such Borrower’s existence), 5.08, 6.03 or 6.07 or (ii) in Section 5.02 and, in the case of this clause (ii), such failure shall continue unremedied for ten days after such failure occurs;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of ten days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

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(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

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ARTICLE VIII

GUARANTY

Section 8.01 Guaranty of Obligations. The Company hereby irrevocably and unconditionally guarantees to the Administrative Agent, the Issuing Banks and the Lenders and their respective successors and permitted assigns the due and punctual payment and performance of the Guaranteed Debt. The Company hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Debt as primary obligor. The agreement of the Company in this Section 8.01 (the “Guaranty Agreement”) is intended to be an irrevocable, absolute, continuing guaranty of payment and is not a guaranty of collection. This Guaranty Agreement may not be revoked by the Company. This Guaranty Agreement may be enforced by the Administrative Agent or any Lender and any subsequent holder of the Guaranteed Debt and shall not be discharged by the assignment or negotiation of all or part of the Guaranteed Debt.

Section 8.02 Guaranteed Debt Not Reduced by Offset. The Guaranteed Debt and the liabilities and obligations of the Company to the Administrative Agent, the Issuing Banks and the Lenders hereunder shall not be reduced, discharged, or released because or by reason of any existing or future offset, claim, or defense of Canam, MOCL, or any other party, against the Administrative Agent, any Issuing Bank or any Lender, or against payment of the Guaranteed Debt, whether such offset, claim, or defense arises in connection with the Guaranteed Debt (or the transactions creating the Guaranteed Debt) or otherwise. Without limiting the foregoing or the Company’s liability hereunder, to the extent that the Administrative Agent, any Issuing Bank or any Lender advances funds or extends credit to Canam or MOCL, and does not receive payments or benefits thereon in the amounts and at the times required or provided by applicable agreements or laws, the Company is absolutely liable to make such payments to (and confer such benefits on) the Administrative Agent, the Issuing Banks and the Lenders on a timely basis.

Section 8.03 Payment by the Company. If all or any part of the Guaranteed Debt shall not be punctually paid when due, whether at maturity or earlier by acceleration or otherwise, the Company shall, immediately upon demand by the Administrative Agent, and without presentment, protest, notice of protest, notice of nonpayment, notice of intention to accelerate or acceleration, or any other notice whatsoever, pay the amount due on the Guaranteed Debt to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Banks and the Lenders.

Section 8.04 No Duty to Pursue Others. It shall not be necessary for the Administrative Agent, any Issuing Bank or any Lender (and the Company hereby waives any rights that the Company may have to require the Administrative Agent or any Lender), in order to enforce such payment by the Company, first to (i) institute suit or exhaust its remedies against Canam, MOCL or others liable on the Guaranteed Debt or any other Person, (ii) join Canam, MOCL or any others liable on the Guaranteed Debt in any action seeking to enforce this Guaranty Agreement, or (iii) resort to any other means of obtaining payment of the Guaranteed Debt.

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Section 8.05 Waiver of Notices, etc. The Company hereby waives notice of (i) any Loan or other loans made by the Administrative Agent, any Issuing Bank or any Lender to Canam or MOCL, (ii) acceptance of this Guaranty Agreement, (iii) the execution and delivery by Canam and any agent or any Lender of any other loan or credit agreement or of Canam’s execution and delivery of any promissory notes or other documents in connection therewith, (iv) the execution and delivery by MOCL and any agent or any Lender of any other loan or credit agreement or of MOCL’s execution and delivery of any promissory notes or other documents in connection therewith, (v) except for notices required in Section 10.04, any Lender’s assignment of or granting of a participation in the Guaranteed Debt, or any part thereof, (vi) any protest, proof of nonpayment, or default by Canam or MOCL, or (vii) any other action at any time taken or omitted by the Administrative Agent, any Issuing Bank or any Lender, and, generally, all demands and notices of every kind in connection with this Guaranty Agreement, this Agreement, and any other document executed in connection herewith, and the obligations hereby guaranteed.

Section 8.06 Effect of Bankruptcy; Other Matters. If, pursuant to any Federal, state or foreign bankruptcy, insolvency, receivership or other debtor relief law, or any judgment, order, or decision thereunder, or for any other reason, (i) the Administrative Agent, any Issuing Bank or any Lender must rescind or restore any payment, or any part thereof, received by the Administrative Agent, such Issuing Bank or such Lender in satisfaction of the Guaranteed Debt, as set forth herein, any prior release or discharge from the terms of this Guaranty Agreement given to the Company by the Administrative Agent, such Issuing Bank or such Lender shall be without effect, and this Guaranty Agreement shall remain in full force and effect, or (ii) Canam or MOCL shall cease to be liable to the Administrative Agent, any Issuing Bank or any Lender for any of the Guaranteed Debt (other than by reason of the indefeasible payment in full thereof by such Canam or MOCL, as applicable), then the obligations of the Company under this Guaranty Agreement shall remain in force and effect. It is the intention of the Administrative Agent, the Issuing Banks, the Lenders, and the Company that the Company’s obligations hereunder shall not be discharged except by the Company’s performance of such obligations and then only to the extent of such performance. Without limiting the generality of the foregoing, it is the intention of the Administrative Agent, the Issuing Banks, the Lenders and the Company that the filing under any Federal, state or foreign bankruptcy, insolvency, receivership or other debtor relief law by or against Canam, MOCL or any other person or party obligated on any portion of the Guaranteed Debt shall not affect the obligations of the Company under this Guaranty Agreement or the rights of the Administrative Agent, any Issuing Bank or any Lender under this Guaranty Agreement, including, without limitation, the right or ability of the Administrative Agent, any Issuing Bank or any Lender to pursue or institute suit against the Company for the entire Guaranteed Debt.

Section 8.07 Additional Events and Circumstances not Reducing or Discharging the Company’s Obligations. The Company hereby consents and agrees to each of the following, and agrees that the Company’s obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced, or adversely affected by any of the following, and waives any common law, equitable, statutory, or other rights (including without limitation rights to notice) which the Company might otherwise have as a result or of in connection with any of the following: (i) any renewal, waiver, or amendment of all or any part of the Guaranteed Debt, this Agreement, or the other documents executed in connection herewith; (ii) any adjustment, indulgence, forbearance, or compromise that might be granted or given by the Administrative

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Agent, any Issuing Bank or any Lender to Canam, MOCL or the Company; (iii) the insolvency, bankruptcy, arrangement, adjustment, composition, structure, liquidation, disability, dissolution, or lack of power of Canam or MOCL under any Federal, state or foreign bankruptcy, insolvency, receivership or other debtor relief law; (iv) any dissolution of Canam, MOCL or the Company, or any changes in name, business, location, composition, structure, or changes in the shareholders, partners, or members (whether by accession, secession, cessation, death, dissolution, transfer of assets, or other matter) of Canam, MOCL or the Company; (v) the invalidity, illegality, or unenforceability of all or any part of the Guaranteed Debt or this Agreement or other document executed in connection herewith, for any reason whatsoever; (vi) any full or partial release of the liability of Canam or MOCL on the Guaranteed Debt or any part thereof, of the Company or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee, or assure the payment of the Guaranteed Debtor any part thereof; (vii) the failure of the Administrative Agent, any Issuing Bank or any Lender to exercise diligence or reasonable care to act, fail to act or comply with any duty in the administration, preservation, enforcement, or other handling of treatment of all or any part of Guaranteed Debt; (viii) any existing or future right of offset, claim, or defense of Canam or MOCL against the Administrative Agent, any Issuing Bank or any Lender, or any other party, or against payment of the Guaranteed Debt, whether such right of offset, claim, or defense arises in connection with the Guaranteed Debt (or the transactions creating the Guaranteed Debt) or otherwise; (ix) the reorganization, merger, or consolidation of Canam, MOCL or the Company into or with any other corporation or entity; or (x) any payment by Canam or MOCL to the Administrative Agent, any Issuing Bank or any Lender is held to constitute a preference under any Federal, state or foreign bankruptcy, insolvency, receivership or other debtor relief laws, or for any reason the Administrative Agent, any Issuing Bank or any Lender is required to refund such payment or pay such amount to Canam, MOCL or someone else.

Section 8.08 Subordination of Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Canam or MOCL, as applicable to the Company, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Canam or MOCL, as applicable thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Company. Guarantor Claims shall include, without limitation, all rights and claims of the Company against Canam or MOCL, as applicable (arising as a result of subrogation or otherwise) as a result of the Company’s payment of all or a portion of the Guaranteed Debt. Until the Guaranteed Debt shall be paid and satisfied in full and the Company shall have performed all of its obligations hereunder, upon the occurrence and continuance of an Event of Default, the Company shall not receive or collect, directly or indirectly, from Canam, MOCL or any other party any amount upon Guarantor Claims. In the event that, notwithstanding the terms of this Guaranty Agreement, the Company should receive any funds, payment, claim, or distribution which is prohibited by this Guaranty Agreement, the Company agrees to hold in trust for the Administrative Agent, the Issuing Banks and the Lenders, in kind, all funds, payments, claims, or distributions so received, except to pay them promptly to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and Lenders, and the Company covenants promptly to pay the same to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and Lenders.

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Section 8.09 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings under any Federal, state or foreign bankruptcy, insolvency, receivership or other debtor relief laws involving Canam or MOCL as debtor, the Administrative Agent, the Issuing Banks and the Lenders shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee, or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. The Company hereby assigns such dividends and payments to the Administrative Agent, the Issuing Banks and Lenders. Should the Administrative Agent, any Issuing Bank or any Lender receive, for application upon the Guaranteed Debt, any such dividend or payment which is otherwise payable to the Company, and which, as between Canam or MOCL, as applicable, and the Company, shall constitute a credit upon Guarantor Claims, then upon payment to the Administrative Agent, the Issuing Banks and Lenders in full of the Guaranteed Debt, the Company shall become subrogated to the rights of the Administrative Agent, the Issuing Banks and Lenders to the extent that such payments to the Administrative Agent, the Issuing Banks and Lenders on Guarantor Claims have contributed toward the liquidation of the Guaranteed Debt, and such subrogation shall be with respect to that proportion of the Guaranteed Debt which would have been unpaid if the Administrative Agent, the Issuing Banks and the Lenders had not received dividends or payments upon Guarantor Claims.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with each Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be

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liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by any Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring

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Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any action.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders identified on the cover page of this Agreement (other than the Administrative Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders identified on the cover page as a “co-syndication agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to a Borrower, to the Company at 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000, Attention of Ms. Mindy K. West (Facsimile No. (870) 864-6274);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas, 77002, Attention of Maria “Nina” Guinchard (Facsimile No. (713) 427-6307 or Electronic Mail Facsimile Address 12012443630@tls.ldsprod.com);

(iii) if to the Issuing Bank, to it at the address set forth in paragraph (ii) above;

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(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas, 77002, Attention of Ms. Janene English (Facsimile No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 600 Travis Street, 20th Floor, Houston, Texas 77002, Attention of Mr. Peter Licalzi (Facsimile No. (713) 216-4117); and

(v) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders or by each Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the

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written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Company from the Guaranty Agreement or limit its liability in respect of the Guaranty Agreement without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

Section 10.03 Expenses; Indemnity; Damage Waiver. (a) Each Borrower is jointly and severally obligated to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Each Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

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(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (e) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each Borrower and the Administrative Agent (and in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or its Swingline Exposure, each Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrowers and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an

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assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of a Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of all Borrowers, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register (which register may be in electronic form) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain

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unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with Section 2.16(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or a Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

5-YEAR REVOLVING CREDIT AGREEMENT

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

5-YEAR REVOLVING CREDIT AGREEMENT

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from any Borrower relating to such Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

5-YEAR REVOLVING CREDIT AGREEMENT

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the “know your customer” regulations and the requirements of the Act, they are required to obtain, verify and record information that identifies each Borrower, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Borrower. This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Effective Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

[SIGNATURE PAGES BEGIN NEXT PAGE]

5-YEAR REVOLVING CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written

MURPHY OIL CORPORATION

By:	/s/ Mindy K. West
Name:	Mindy K. West
Title:	Vice President and Treasurer

CANAM OFFSHORE LIMITED

By:	/s/ Mindy K. West
Name:	Mindy K. West
Title:	Vice President and Treasurer

MURPHY OIL COMPANY LTD.

By:	/s/ Mindy K. West
Name:	Mindy K. West
Title:	Vice President and Treasurer

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Administrative Agent, Issuing Bank, Swingline Lender & Lender:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Muhammad Hasan
	Name:	Muhammad Hasan
	Title:	Vice President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Co-Syndication Agent & Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Leanne S. Phillips
	Name:	Leanne S. Phillips
	Title:	Director

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Co-Syndication Agent & Lender:	BANK OF AMERICA, N.A.

	By:	/s/ Shelley A. McGregor
	Name:	Shelley A. McGregor
	Title:	Managing Director

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Co-Syndication Agent & Lender:	BNP PARIBAS

	By:	/s/ Courtney Kubesch
	Name:	Courtney Kubesch
	Title:	Vice President

	By:	/s/ Edward Pak
	Name:	Edward Pak
	Title:	Director

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Co-Syndication Agent & Lender:	DNB NOR BANK ASA

	By:	/s/ Sanjiv Nayar
	Name:	Sanjiv Nayar
	Title:	Senior Vice President

	By:	/s/ Giacomo Landi
	Name:	Giacomo Landi
	Title:	Senior Vice President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	CITIBANK, N.A.

	By:	/s/ John Miller
	Name:	John Miller
	Title:	Attorney-in-Fact

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	DEUTSCHE BANK AG NEW YORK BRANCH

	By:	/s/ Philippe Sandmeier
	Name:	Philippe Sandmeier
	Title:	Managing Director

	By:	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	REGIONS BANK

	By:	/s/ Denny Moton
	Name:	Denny Moton
	Title:	Assistant Vice President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	ROYAL BANK OF CANADA

	By:	/s/ Don J. McKinnerney
	Name:	Don J. McKinnerney
	Title:	Authorized Signatory

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

	By:	/s/ William S. Rogers
	Name:	William S. Rogers
	Title:	Authorized Signatory

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	US BANK NATIONAL ASSOCIATION

	By:	/s/ John Prigge
	Name:	John Prigge
	Title:	Vice President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	US BANK NATIONAL ASSOCIATION Canada Branch

	By:	/s/ Joseph Rauhala
	Name:	Joseph Rauhala
	Title:	Principal Officer

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	BANCORPSOUTH BANK

	By:	/s/ David Skinner
	Name:	David Skinner
	Title:	Community Bank President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	CAPITAL ONE, N.A.

	By:	/s/ Michael Bradford
	Name:	Michael Bradford
	Title:	Vice President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	COMERCIA BANK

	By:	/s/ Joey Powell
	Name:	Joey Powell
	Title:	Vice President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	FIFTH THIRD BANK

	By:	/s/ P. Ann Daniel
	Name:	P. Ann Daniel
	Title:	Officer

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	WHITNEY NATIONAL BANK

	By:	/s/ H. Elder Gwin
	Name:	H. Elder Gwin
	Title:	Vice President

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

Lender:	THE BANK OF NOVA SCOTIA

	By:	/s/ Joseph Lattanzl
	Name:	Joseph Lattanzl
	Title:	Managing Director

SIGNATURE PAGE

5-YEAR REVOLVING CREDIT AGREEMENT

SCHEDULE 2.01

COMMITMENTS

Lender	Amount of Commitment	Percentage of Commitment
JPMorgan Chase Bank, N.A.	$126,000,000	8.40%
Bank of America, N.A.	$126,000,000	8.40%
BNP Paribas	$126,000,000	8.40%
DnB NOR Bank ASA	$126,000,000	8.40%
Wells Fargo Bank, National Association	$126,000,000	8.40%
Citibank, N.A.	$97,500,000	6.50%
Deutsche Bank AG New York Branch	$97,500,000	6.50%
Regions Bank	$97,500,000	6.50%
Royal Bank of Canada	$97,500,000	6.50%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$97,500,000	6.50%
US Bank National Association	$97,500,000	6.50%
BancorpSouth Bank	$50,000,000	3.33%
Capital One, N.A.	$50,000,000	3.33%
Comerica Bank	$50,000,000	3.33%
Fifth Third Bank	$50,000,000	3.33%
Whitney National Bank	$50,000,000	3.33%
The Bank of Nova Scotia	$35,000,000	2.33%

TOTAL:	$1,500,000,000.00	100.0000000%

Schedule 2.01

5-YEAR REVOLVING CREDIT AGREEMENT

SCHEDULE 2.13

SWINGLINE LOAN RATE CALCULATION

The rate of interest for a Swingline Loan shall be (a) the “ASK” rate for Federal funds appearing on Page 5 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of the offer rates applicable to Federal funds for a term of one (1) Business Day) at the time reviewed by the Administrative Agent plus (b) the Applicable Rate for the Eurodollar Spread. In the event that part (a) of such rate is not available at such time for any reason, then part (a) of such rate will be the rate agreed to between the Administrative Agent and the Company. The Borrowers understand and agree that the rate quoted from Page 5 of the Dow Jones Market Service is a real-time rate that changes from time to time. The rate quoted by the Administrative Agent and used for the purpose of setting the interest rate for a Swingline Loan will be the rate on the screen of the Administrative Agent at the time of setting the rate and will not be an average or composite of rates for that day.

Schedule 2.13

5-YEAR REVOLVING CREDIT AGREEMENT

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

                             [and is an Affiliate of [identify Lender]]

3. Borrowers: Murphy Oil Corporation, Canam Offshore Limited and Murphy Oil Company Ltd.

4. Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

EXHIBIT A (Page 1)

5-YEAR REVOLVING CREDIT AGREEMENT

5. Credit Agreement: 5-Year Revolving Credit Agreement dated as of June 14, 2011 among Murphy Oil Corporation, Canam Offshore Limited, and Murphy Oil Company Ltd., as Borrowers, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans[1]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

1Set forth, to at least 9 decimals, as a percentage of the Commitments / Loans of all Lenders thereunder.

EXHIBIT A (Page 2)

5-YEAR REVOLVING CREDIT AGREEMENT

Name:
Title:

Consented to and Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Consented to: MURPHY OIL CORPORATION, as Borrower

By:
Name:
Title:

CANAM OFFSHORE LIMITED, as Borrower

By:
Name:
Title:

MURPHY OIL COMPANY LTD., as Borrower

By:
Name:
Title:

EXHIBIT A (PAGE 3)

5-YEAR REVOLVING CREDIT AGREEMENT

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other documents or instruments delivered pursuant thereto, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other documents or instruments delivered pursuant thereto.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender , attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

EXHIBIT A (PAGE 4)

5-YEAR REVOLVING CREDIT AGREEMENT

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT A (PAGE 5)

5-YEAR REVOLVING CREDIT AGREEMENT

EXHIBIT B-1

FORM OF OPINION OF MANAGER, LAW DEPARTMENT

AND CORPORATE SECRETARY OF MURPHY

June 14, 2011

Each of the Addressees Listed

in the Attached Schedule I

Ladies and Gentlemen:

In my capacity as Manager, Law Department and Corporate Secretary of Murphy Oil Corporation, a Delaware corporation (“Murphy”), I am familiar with the 5-Year Revolving Credit Agreement (the “Credit Agreement”) dated June 14, 2011 among Murphy, Canam Offshore Limited, a Bahamian corporation (“Canam”), and Murphy Oil Company Ltd., a Canadian corporation (“MOCL”) as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein (collectively with any notes, certificates or other instruments delivered in connection with the Credit Agreement, the “Transaction Documents”). In such capacity, I am also familiar with the Certificate of Incorporation, as amended and the Bylaws, as amended, of Murphy. This opinion is delivered to you pursuant to the requirements of Section 4.01(b) of the Credit Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement.

Before rendering the opinions hereinafter set forth, I (or other attorneys in Murphy’s Law Department) examined the Transaction Documents and I (or such other attorneys) examined and relied upon original or photostatic or certified copies of such corporate records, certificates of officers of Murphy and its Material Subsidiaries and of public officials, and such agreements, documents, and instruments as I (or such other attorneys) have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examination, I (or such other attorneys) assumed the genuineness of all signatures and the authenticity of all documents submitted to me (or such other attorneys) as originals and the conformity to original documents of all documents submitted to me (or other such attorneys) as photostatic or certified copies.

In rendering the opinions herein set forth, I have assumed (i) the due authorization, execution and delivery of the Transaction Documents by all parties thereto other than Murphy, Canam and MOCL and that each such Credit Document is valid, binding and enforceable against the parties thereto other than Murphy, Canam and MOCL, (ii) the legal capacity of natural persons, (iii) the genuineness of all signatures (other than those of officers of Murphy, Canam and MOCL), (iv) the authenticity of all documents submitted to me (or other attorneys in Murphy’s Law Department) as originals, and (v) the conformity to original documents of all documents submitted to me (or such other attorneys) as copies. As to various questions of fact material to my opinion, I (or such other attorneys) have relied upon the representations made in the Transaction Documents.

EXHIBIT B-1 (PAGE 1)

5-YEAR REVOLVING CREDIT AGREEMENT

Based upon the foregoing and subject to the qualifications, exceptions, limitations, and assumptions set forth herein, in my capacity as Manager, Law Department and Corporate Secretary of Murphy, I am of the opinion that:

1. Murphy is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware with corporate power to own and operate it business and properties and to carry on its business as presently conducted and to execute and perform the Transaction Documents executed by it.

2. Murphy is the owner, either directly or through a wholly owned subsidiary, of all of the outstanding capital stock of each of Canam and MOCL, and all of such capital stock is fully paid and non-assessable.

3. The execution, delivery and performance by Murphy of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action of Murphy.

4. The execution, delivery and performance by Murphy of Transaction Documents to which it is a party do not result in a violation of Applicable Laws (as defined below), and will not conflict with or result in the breach of or accelerate the performance required by any of the terms, conditions, or provisions of (i) the Certificate of Incorporation or Bylaws or other constituent documents of Murphy, (ii) any covenant, agreement, or understanding known to me to which Murphy is a party or (iii) any order, ruling, decree, judgment, arbitration award, or stipulation known to me to which Murphy is subject.

“Applicable Laws” means those laws, rules and regulations of the State of Arkansas and the United States of America, the General Corporation Law of the State of Delaware and the rules and regulations adopted thereunder, which, in my experience, are normally applicable to transactions of the type contemplated by the Transaction Documents. Furthermore, the term “Applicable Laws” does not include, and I express no opinion with regard to (a) any Arkansas or federal law, rule or regulation relating to (i) pollution or protection of the environment, (ii) zoning, land use, building or construction, (iii) occupational, safety and health or other similar matters, or (iv) labor, employee rights and benefits, including the Employment Retirement Income Security Act of 1974, as amended, (b) laws of any counties, cities, towns, municipalities and special political subdivisions and agencies thereof, (c) intellectual property laws, (d) except as provided in paragraph 9 below, the regulation of utilities, (e) antitrust laws, (f) tax laws, rules or regulations and (g) state or federal securities laws.

5. The Transaction Documents to which Murphy is a party have been duly executed, presented and delivered.

6. No authorization, consent, approval, license, permissions or registration of or with any Governmental Authority, or, to my knowledge, any other Person, is required in connection with the execution, delivery and performance by Murphy of the Transaction Documents.

EXHIBIT B-1 (PAGE 2)

5-YEAR REVOLVING CREDIT AGREEMENT

7. There is no litigation or legal, arbitral or administrative proceeding pending or, to my knowledge, threatened against Murphy or any Subsidiary of Murphy which could reasonably be expected to result in a Material Adverse Effect.

8. None of Murphy, Canam or MOCL is an “investment company” or a company “controlled” by an “investment company”, as such terms are used in the Investment Company Act of 1940, as amended.

9. An Arkansas court or a federal court in the State of Arkansas, in a case properly presented, would uphold the New York choice of law provisions that are contained in the Transaction Documents.

10. The submission in the Transaction Documents by Murphy to the nonexclusive jurisdiction of the courts of the State of New York is binding and enforceable against Murphy.

As to matters with respect to which my opinion is stated to be “to my knowledge” or words of similar effect, I have based my opinion in sole reliance upon my actual current knowledge (after reasonable inquiry) and that of other attorneys in Murphy’s Law Department who have devoted time to this matter.

The opinions expressed herein are as of the date hereof only, and I assume no obligation to update or supplement such opinions to reflect any fact or circumstance that my hereafter come to my attention or any change that may hereafter occur or become effective.

The opinions herein expressed and the statements herein made are limited in all respect to the General Corporation Law of the State of Delaware, the laws of the State of Arkansas and the applicable federal laws of the United States.

The opinions herein have been furnished at your request and are solely for your benefit and the benefit of your successors and permitted participants and assigns in connection with the subject transaction and may not relied upon by any other Person or furnished to anyone else without the prior written consent of the undersigned other than (i) for disclosure to regulatory authorities having jurisdiction over the Administrative Agent or any Lender, or (ii) as disclosed in connection with any permitted assignment, transfer or participation in respect of the Transaction Documents.

John A. Moore

EXHIBIT B-1 (PAGE 3)

5-YEAR REVOLVING CREDIT AGREEMENT

SCHEDULE I

to

OPINION OF MANAGER, LAW DEPARTMENT

AND CORPORATE SECRETARY OF MURPHY

ADDRESSEES

1.	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement; and

2.	Each Lender now or hereafter party to the Credit Agreement.

EXHIBIT B-1 (PAGE 4)

5-YEAR REVOLVING CREDIT AGREEMENT

EXHIBIT B-2

FORM OF OPINION OF HIGGS & JOHNSON,

SPECIAL COUNSEL FOR CANAM OFFSHORE LIMITED

June 14, 2011

To each of the Addressees Listed in the Attached Schedule I

Re:	Canam Offshore Limited (the “Company”), which is a corporation organized and existing under the laws of the Commonwealth of The Bahamas (the “Jurisdiction”)

Ladies and Gentlemen:

We have acted as special counsel in the Jurisdiction for the Company in connection with certain aspects of the transactions contemplated by the Transaction Documents (as such term is defined in Schedule II attached hereto, herein referred to as the “Transaction Documents”).

In rendering the opinions set forth below, we have reviewed execution copies of the Transaction Documents and such other records, certificates and documents as we have deemed appropriate for the purposes of such opinions. As to any facts material to our opinions, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon statements of public officials and officers or other representatives of the Company and on the representations and warranties set forth in the Transaction Documents.

For the purposes of this opinion we have assumed:

1.	that the parties to the Transaction Documents (other than the Company) are duly organised and validly existing companies in good standing under the laws of the jurisdiction in which they are incorporated and registered to do business.

2.	the genuineness and authenticity of all documents submitted to us and of the seals and signatures thereon and that none of such signatures and seals are affected by fraud, duress, misrepresentation or other irregularity.

3.	the completeness and conformity to originals of all copy (whether or not certified) and faxed documents supplied to us; the authenticity of the originals of such documents.

4.	that there have been no further amendments to the Constitutional Documents (as defined in Schedule II).

EXHIBIT B-2 (PAGE 1)

5-YEAR REVOLVING CREDIT AGREEMENT

5.	that the Resolutions are a true and correct record of the resolutions duly passed by the Directors of the Company and have not been amended or rescinded and are and will remain in full force and effect.

6.	that no other resolutions or other action has been or will be taken which could affect the Resolutions.

7.	that the Transaction Documents are not subject to avoidance by any person, under all applicable laws and in all applicable jurisdictions other than (in the case of the Company) the laws of the Jurisdiction.

8.	that there are no provisions of the laws of public policy of any jurisdiction outside the Jurisdiction which would be contravened by the authorisation, execution, delivery or performance of the Transaction Documents or of any obligation the performance of which the Transaction Documents contemplate.

9.	the accuracy and completeness of all information pertaining to the Company supplied to us which we have reviewed for the purpose of this opinion or contained in the Companies Registry of the Jurisdiction.

10.	in so far as the Transaction Documents are to be performed in any jurisdictions other than the Jurisdiction its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction.

11.	due compliance of the Transaction Documents with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to them (other than the laws of the Jurisdiction as to which we are opining).

12.	the parties to the Transaction Documents (other than the Company) have complied with all legal requirements pertaining to them as such status relates to their rights to enforce each of the Transaction Documents against the Company under all applicable laws other than the laws of the Jurisdiction.

13.	any required consents, licenses, permits, approvals, exemptions or authorizations of or by any governmental authority or regulatory body of any jurisdiction other than the Jurisdiction, in connection with the transactions contemplated by the Transaction Documents have been obtained.

14.	there have been no changes to the Officers and Directors of the Company as evidenced by the Registers.

15.	the choice of the governing law of the New York Law Documents (as such term is defined in Schedule II attached hereto, herein referred to as the “New York Law Documents”) has been made in good faith and would be regarded as a valid and binding selection as a matter of New York law. The courts of New York would give effect to the choice of such law as the governing law of the New York Law Documents.

EXHIBIT B-2 (PAGE 2)

5-YEAR REVOLVING CREDIT AGREEMENT

16.	there is nothing under any law (other than the laws of the Jurisdiction) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

17.	that (i) the Company was fully solvent at the time of and immediately after the acceptance of the New York Law Documents; and (ii) save as revealed by the Searches (as defined in Schedule II), no receiver has been appointed in relation to any of the assets or undertakings of the Company.

18.	that the information disclosed by the Searches was accurate as of the date on which they were made. The information has not been altered and the Searches did not fail to disclose any information which had been delivered for filing but did not appear from the information available at the time they were made or which ought to have been delivered for filing at that time but had not been so delivered and no additional matters would have been disclosed by the Searches having been carried out since that time.

19.	the absence of fraud and the presence of good faith on the part of all parties to the Transaction Documents and their respective officers, employees, agents and advisors.

20.	that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including any and all authorisations and consents of any public authority of any jurisdiction), other than that of the Jurisdiction, in respect of the lawful execution or performance of the Transaction Documents and in order to ensure that it is binding upon and enforceable against the parties thereto will be done, fulfilled, undertaken or obtained.

The making of each of the above assumptions indicates that we have assumed that the subject of each assumption is true, correct and complete. That we have made an assumption in this opinion does not imply that we have made any enquiry to verify an assumption. No assumption specified above is limited by reference to any other assumption.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the Jurisdiction.

2.	The Company has the requisite entity power and authority to execute and deliver the New York Law Documents and to perform its obligations thereunder. The Company’s execution, delivery and performance of its obligations under the New York Law Documents have been duly authorized by all requisite corporate action, and the New York Law Documents have been duly executed and delivered by the Company.

EXHIBIT B-2 (PAGE 3)

5-YEAR REVOLVING CREDIT AGREEMENT

3.	The execution and delivery of the New York Law Documents and the performance by the Company of its respective terms do not (a) conflict with or result in violation of the Constitutional Documents, or (b) result in the Company being obligated to create or impose any lien upon any of its properties, other than those contemplated by the New York Law Documents. The execution, delivery and performance by the Company of the New York Law Documents do not violate any provision of law, rule or regulations of the Jurisdiction or any political subdivision thereof.

4.	In sole reliance on the Searches, no actions, suits or proceedings are pending or threatened against the Company before the Supreme Court of the Jurisdiction or any political subdivision thereof, (a) that involves the Transaction Documents or the transactions contemplated thereby or (b) in which there is a reasonable possibility of an adverse decision that could have a material adverse effect on the financial condition or business of the Company.

5.	The New York Law Documents is in proper form for enforcement in the Jurisdiction, and, to ensure the legality, validity and enforceability, or admissibility into evidence of the New York Law Documents in the courts of the Jurisdiction, it is not necessary or desirable for any reason to register, record, file or notarize the New York Law Documents with any court or other authority in the Jurisdiction or that any stamp or similar tax be paid with respect thereto.

6.	No approval, consent, or withholding of objection on the part of, or filing, registration or qualification with, any governmental department or regulatory authority, is necessary under the laws of the Jurisdiction as a condition to the lawful execution, delivery and performance of the New York Law Documents and the transfer and payment of all amounts to be paid by the Company under the New York Law Documents in immediately available and freely transferrable United States Dollars at the place of payment.

7.	No party to the New York Law Documents shall become liable for any stamp, registration, transfer, withholding or documentary taxes in the Jurisdiction by reason of entering into the Transaction Documents or exercising their respective rights or performing their respective obligations thereunder. Neither the Administrative Agent (as such term is defined in Schedule II hereto, herein referred to as the “Administrative Agent”) nor the Lenders (as such term is defined in Schedule II hereto, herein referred to as the “Lenders”) will be deemed to be resident, domiciled or carrying on any trade or business in the Jurisdiction by reason only of entering into the New York Law Documents and performing the transactions for which they provide.

8.	It is not necessary that the Administrative Agent or any Lender obtain any authorization from the government of the Jurisdiction or any subdivision, agency or instrumentality thereof by reason only of entering into the New York Law Documents or the performance of any transaction for which they provide.

EXHIBIT B-2 (PAGE 4)

5-YEAR REVOLVING CREDIT AGREEMENT

9.	The Company has the power to submit and pursuant to the provisions of Section 10.09(b) of the Credit Agreement, has legally, validly, effectively and irrevocably submitted to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof (such courts herein referred to collectively as the “New York Courts”), in each case for the purposes of all legal proceedings arising out of or relating to the Credit Agreement.

10.	A court of the Jurisdiction, if properly presented with a choice of law issue, will honor the choice of laws of the State of New York, U.S.A., to govern the New York Law Documents.

11.	If a final and conclusive judgment of a court in the United States of America arises out of the New York Law Documents, the courts of the Jurisdiction would recognise such judgment as a valid judgment, and permit the same to found the basis of a fresh action in the Jurisdiction and may give a judgment based thereon without there being a retrial of the merits provided that:

(i)	such state or federal courts in the United States of America had proper jurisdiction over the parties subject to such jurisdiction;

(ii)	the judgement is for a debt for a definite sum of money other than the sum payable in respect of taxes or charges of like nature or in respect of a fine or penalty;

(iii)	the judgement was not obtained by fraud on the part of the party in whose favor the judgement was given or of the Court pronouncing it;

(iv)	enforcement of the judgement would not contravene the public policy of the Jurisdiction;

(v)	the proceedings in which the judgement was obtained complied with the rules of natural justice;

(vi)	the correct procedures under the laws of the Jurisdiction are duly complied with;

(vii)	the judgment is not inconsistent with a prior judgment of the Jurisdiction in respect of the same matter; and

(viii)	enforcement proceedings are instituted within six years after the date of judgment.

The opinions set forth above are subject to the following qualifications and exceptions:

EXHIBIT B-2 (PAGE 5)

5-YEAR REVOLVING CREDIT AGREEMENT

1.	if any party is vested with a discretion or may determine a matter in its opinion, the courts of the Jurisdiction may require that such discretion be exercised reasonably or that such opinion is based on reasonable grounds;

2.	a certificate, determination, notification or opinion from or by any party as to any matter provided in the Transaction Documents might be held by courts in the Jurisdiction not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

3.	any provision in any of the Transaction Documents providing that any calculation or certification will be conclusive and binding will not be effective if such calculation or certificate is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

4.	a search at the Companies Registry may not reveal whether or not a receiver has been appointed as notice of the appointment may not be filed at the Companies Registry immediately after his appointment and, therefore, our searches at the Companies Registry may not have revealed such matters;

5.	we are not to be imputed with any knowledge of the affairs of the Company which cannot be obtained from the Searches;

6.	all costs, charges and expenses properly incurred in the voluntary winding-up of the Company, including the remuneration of the liquidators, shall be payable out of the assets of the Company in priority to all other claims. In a winding-up by the court, a court in the Jurisdiction may make an order as to costs, charges and expenses as it thinks just.

7.	a court in the Jurisdiction has jurisdiction to give judgement in the currency of the relevant obligation and statutory rates of interest payable upon judgements will vary according to the currency of the judgement. In the event that the Company becomes insolvent and is made subject to a liquidation proceeding, a court in the Jurisdiction may require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accountancy principles; currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Jurisdiction.

8.	the reference to the “enforceability” and “validity” of the terms of the New York Documents means that the obligations assumed by the Company thereunder are of a type which Bahamian courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

EXHIBIT B-2 (PAGE 6)

5-YEAR REVOLVING CREDIT AGREEMENT

(ii)	enforcement may be limited by general principals of equity – for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

(iii)	the effectiveness of any exoneration or disclaimer provisions may be limited by law – for example, such provisions may not be enforceable to the extent they are unreasonable;

(iv)	claims may become barred under the Bahamian Limitation Act, (Ch. 83) (under which an action in contract may not be brought before a Court of The Bahamas after the expiration of 6 years from the date on which the cause of action accrued; an action to recover any principal sum of money secured by a mortgage or other charge on property or to recover the proceeds of the sale of land may not be brought after the expiry of 12 years from the date when the right to receive the money accrued; an action to recover arrears of interest payable in respect of any sum of money or charge or payable in respect of the proceeds of the sale of land may not be brought after the expiry of 6 years from the date when the interest became due); or be or become subject to defences of set-off or counterclaim;

(v)	enforcement of obligations may be invalidated by reason of fraud, misrepresentation, mistake or duress or the provisions of Bahamian law applicable to contracts held to have been frustrated by events happening after their execution;

(vi)	a Bahamian Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the cost of any successful litigation brought against that party and such a court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court; and

(vii)	any provisions as to payment of default interest/agreed compensation contained in the new York Documents may be unenforceable to the extent that any element of interest/agreed compensation constitutes a penalty rather than a compensatory amount.

9.	stamp duty has to be paid on every writ of summons filed at the Supreme Court. The rate of stamp duty is $4.00 for every claim for a debt or liquidated demand for an amount not exceeding $1,000 and $4.00 for every additional $500 or fraction thereof.

10.	our opinion is limited to the present laws of the Jurisdiction and the present practice of the courts in the Jurisdiction and is limited to facts and circumstances known to us and subsisting at the date hereof.

This opinion is to be construed in accordance with and governed by the laws of the Jurisdiction. We express no opinion with respect to the law of any other jurisdiction. It is delivered in connection with the Transaction Documents and is strictly limited to the matters stated herein and does not extend to and is not to be read as extending by implication to, any other matter.

EXHIBIT B-2 (PAGE 7)

5-YEAR REVOLVING CREDIT AGREEMENT

We express no opinion as to (a) the commercial terms of the Transaction Documents or the transactions contemplated therein, or the financial standing of the Company or its ability to settle or discharge any obligations arising under the Transaction Documents, or (b) the value of the assets covered by the Transaction Documents, as applicable.

This opinion letter is given solely for your benefit and the benefit of your successors and assigns in connection with the transactions contemplated by the Transaction Documents and may not be furnished to, or relied upon by, any other person or for any other purpose without our prior written consent.

Very truly yours,

HIGGS & JOHNSON

EXHIBIT B-2 (PAGE 8)

5-YEAR REVOLVING CREDIT AGREEMENT

SCHEDULE I

to OPINION OF HIGGS & JOHNSON

List of Addressees

1.	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement; and

2.	Each Lender now or hereafter party to the Credit Agreement.

EXHIBIT B-2 (PAGE 9)

5-YEAR REVOLVING CREDIT AGREEMENT

SCHEDULE II

to

OPINION OF HIGGS & JOHNSON

Transaction Documents

As used herein, the term “Transaction Documents” means, collectively, the New York Law Documents and the Local Law Documents, as such terms are defined below.

As used herein, the term “New York Law Documents” means, collectively, the following documents:

1.	5-Year Revolving Credit Agreement dated as of June 14, 2011 (herein referred to as the “Credit Agreement”), by and among Murphy Oil Corporation, the Company and Murphy Oil Company Ltd., as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), and the other Lenders party thereto (the foregoing entities herein referred to as the “Lenders”), Bank of America, N.A., BNP Paribas, DNB Nor Bank ASA and Wells Fargo Bank, National Association, as Co-Syndication Agents and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Inc., BNP Paribas Securities Corp., DNB Nor Markets, Inc., and Wells Fargo Securities, LLC, AS Co-Lead Arrangers and Joint Bookrunners.

2.	The Notes executed by the Company pursuant to the Credit Agreement.

As used herein, the term “Local Law Documents” means, collectively, the following documents:

1.	the Certificate of Incorporation and the Memorandum and Articles of Association of the Company, as amended, (together hereinafter referred to as the “Constitutional Documents”);

2.	Resolutions of the Directors of the Company dated [ ], 2011 authorizing, inter alia, the transactions contemplated by the Transaction Documents (the “Resolutions”);

3.	Registers of the Officers and Directors of the Company (hereinafter referred to as the “Registers”);

4.	Certificate of Good Standing of the Company dated [ ], 2011.

5.	Secretary’s Certificate from the Company dated [ ], 2011.

6.	Search results obtained from searches conducted at the appropriate registries in the Jurisdiction, namely the Companies Registry, the Registry of Records and the Supreme Court Registry of the Jurisdiction on [ ], 2011 (the “Searches”) in respect of the Company.

EXHIBIT B-2 (PAGE 10)

5-YEAR REVOLVING CREDIT AGREEMENT

EXHIBIT B-3

FORM OF OPINION OF OSLER, HOSKIN & HARCOURT LLP

SPECIAL COUNSEL FOR MURPHY OIL COMPANY LTD.

June 14, 2011

To each of the Addressees listed in the Attached Schedule A

Dear Ladies and Gentlemen:

Reference is made to that 5 year revolving credit agreement (the “Credit Agreement”) dated as of June 14, 2011 among JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the other Lenders party thereto, Murphy Oil Corporation (“Murphy”), CANAM Offshore Limited (“CANAM”), and Murphy Oil Company Ltd. (the “Company”) (collectively, Murphy, CANAM and the Company are the “Loan Parties”).

We have acted as special Alberta counsel to the Company in connection with the Credit Agreement. All capitalized terms used in this opinion letter, unless otherwise defined, shall have the meanings specified in the Credit Agreement.

This opinion is given to you pursuant to Section 4.01(b) of the Credit Agreement.

A.	Documentation

As such counsel, we have examined an executed copy of the following (each, unless otherwise specified, dated a the date of the Credit Agreement):

(a)	the Credit Agreement;

(b)	a note issued by the Company to Wells Fargo Bank, National Association;

(c)	a note issued by the Company to JPMorgan Chase Bank, N.A; and

(d)	a note issued by the Company to Deutsche Bank AG New York Branch.

All of the above documents are collectively referred to in this opinion letter as the “Transaction Documents”.

B.	Jurisdiction

Our opinion is limited to the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta (“Applicable Laws”).

EXHIBIT B-3 (PAGE 1)

5-YEAR REVOLVING CREDIT AGREEMENT

C.	Scope of Examination

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter.

We have not maintained the minute book of the Company. Our opinions in paragraphs E.2 and E.3, are based solely on a review of the documents, instruments, certificates actually contained in the officer’s certificate of Dennis D. Ward, the Vice President of the Company (the “Officer’s Certificate”) including the certified copy of the resolution of the directors of the Company approving the Transaction Documents.

D.	Assumptions and Reliances

In expressing the opinions in paragraph E.1, we have relied solely upon a certificate of compliance issued by the Department of Industry Canada, dated the date hereof, a copy of which has been delivered to you, and paragraph 7 of the Officer’s Certificate.

To the extent that the opinions expressed in this opinion letter are based on factual matters, we have relied solely on the Officer’s Certificate, as to such matters. A copy of the Officer’s Certificate has been separately provided to you.

For purposes of the opinions expressed in this letter, we have assumed:

(a)	that the parties to the Transaction Documents (other than the Company) are duly organized and validly existing companies in good standing under the laws of the jurisdiction in which they are incorporated and registered to do business;

(b)	the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

(c)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted;

(d)	that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials and in the Officer’s Certificate are true;

(e)	delivery of the Transaction Documents under the laws of New York;

(f)	that all of the Transaction Documents have been duly authorized, executed and delivered by all parties other than the Company, and are enforceable in accordance with their respective terms against all parties to them.

EXHIBIT B-3 (PAGE 2)

5-YEAR REVOLVING CREDIT AGREEMENT

E.	Opinions

On the basis of the foregoing and subject to the qualifications and limitations expressed herein, we are of the opinion that:

1.	The Company is a corporation existing under the laws of Canada.

2.	The Company has all necessary corporate power and capacity to enter into each of the Transaction Documents to which it is a party and to perform its obligations under the applicable Transaction Documents.

3.	The execution and delivery by the Company of each of the Transaction Documents to which it is a party and the performance of its obligations under such Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company.

4.	Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by it.

5.	The Company is not a party to, bound by, or subject to any article or by-law provision or any statutory law or regulation which is violated, contravened, or breached by the execution or delivery by the Company of any of the Transaction Documents.

6.	No taxes or other charges including, without limitation, intangible or documentary stamp taxes, transfer taxes or similar charges, are payable under Applicable Laws on account of the execution and delivery of the Transaction Documents by the Company or the creation of the indebtedness by the Company evidenced by any of the Transaction Documents.

7.	It is not necessary that the Administrative Agent or any Lender obtain any authorization from the Government of Alberta or the Government of Canada or any subdivision, agency or instrumentality thereof by reason only of the execution and delivery of the Transaction Documents.

8.	Neither the Administrative Agent nor any Lender will be deemed to be resident, domiciled or carrying on business in the Province of Alberta or Canada by reason only of the execution and delivery of the Transaction Documents.

9.	The submission by the Company to the non-exclusive jurisdiction of the courts of New York (a “New York Court”) in Section 10.09(b) of the Credit Agreement would be recognized and given effect by an Alberta Court as a valid submission to the New York Court, provided that the provisions of the Credit Agreement dealing with service of process on the Company are duly complied with.

10.	Assuming the choice of New York Law provided for in the Transaction Documents is effective under such law, the Company has the power to submit, and under the terms of the Credit Agreement has submitted, to the non-exclusive jurisdiction of New York Court.

EXHIBIT B-3 (PAGE 3)

5-YEAR REVOLVING CREDIT AGREEMENT

11.	In any proceeding in a court of competent jurisdiction in the Province of Alberta (an “Alberta Court”) for the enforcement of the Transaction Documents, an Alberta Court would apply the laws of New York (“New York Law”), in accordance with the parties’ choice of New York Law in the Transaction Documents, to all issues which under the laws of the Province of Alberta and the federal laws applicable in the Province of Alberta (“Alberta Law”) are to be determined in accordance with the chosen law of the contract, provided that:

(a)	The parties’ choice of New York Law is bona fide and legal and is not contrary to public policy, as such term is interpreted under Alberta Law (“Public Policy”) (We have no reason to believe that the choice of New York Law in this context is contrary to Public Policy);

(b)	In any such proceeding, an Alberta Court:

(i)	will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will apply Alberta Law to matters which would be characterized as procedural under Alberta Law;

(iii)	will apply provisions of Alberta Law that have overriding effect;

(iv)	will not apply any New York Law if its application would be contrary to Public Policy;

(v)	will not apply any New York Law if such application would be characterized under Alberta Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

(vi)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed; and

(c)	an Alberta Court has discretion to decline to hear an action if:

(i)	it is contrary to Public Policy;

(ii)	it is not the proper forum to hear such an action; or

(iii)	another action is properly pending before, or a decision has been rendered by, a foreign authority relating to the same cause of action. We have no reason to believe that it would be contrary to Public Policy for an Alberta Court to hear an action to enforce the Transaction Documents in Alberta.

EXHIBIT B-3 (PAGE 4)

5-YEAR REVOLVING CREDIT AGREEMENT

12.	An Alberta Court would give a judgment based upon a final and conclusive in personam judgment of a court of competent jurisdiction in New York (a “New York Court”) for a sum certain, obtained against the Company with respect to a claim arising out of the Transaction Documents (a “New York Judgment”) without reconsideration of the merits provided that:

(a)	the New York Court has jurisdiction over the Company according to Alberta Law (and submission by the Company in the Credit Agreement to the non-exclusive jurisdiction of the New York Court is sufficient for that purpose);

(b)	an action to enforce the New York Judgment must be commenced in an Alberta Court within any applicable limitation period;

(c)	an Alberta Court has discretion to stay or decline to hear an action on the New York Judgment if such judgment is under appeal, or there is another subsisting judgment in any jurisdiction relating to the same cause of action;

(d)	an Alberta Court will render judgment only in Canadian dollars; and

(e)	an action in an Alberta Court on the New York Judgment may be affected by bankruptcy, insolvency or laws affecting the enforcement of creditors’ rights generally;

further, an Alberta Court will not give such judgment if:

(f)	the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(g)	the New York Judgment is for a claim which would be characterized as based on foreign revenue, expropriatory, or penal, or other public law under Alberta Law;

(h)	the New York Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in such statutes; We have no reason to believe that enforcement of a judgement of the New York Court under the Transaction Documents would be contrary to Public Policy; or

(i)	the New York Judgment has been satisfied or is void or voidable under New York Law.

F.	Searches and Administrative Matters

1.	We have conducted or caused to be conducted searches current as of the dates indicated in Schedule B under the statutes and at the offices of public record in the Province of Alberta specified in Schedule B. The results of the searches are set out in Schedule B, as of the respective currency dates.

EXHIBIT B-3 (PAGE 5)

5-YEAR REVOLVING CREDIT AGREEMENT

The opinions expressed in this opinion letter are given solely for your benefit and your successors and assigns, in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person or entity; provided that this opinion letter may be shown to, but not relied upon, prospective Lenders under the Credit Agreement.

Yours very truly,

LC/NCH

Exhibit B-3 (Page 6)

5-YEAR REVOLVING CREDIT AGREEMENT

SCHEDULE A

ADDRESSEES

1.	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement; and

2.	Each Lender now or hereafter party to the Credit Agreement.

EXHIBIT B-3 (PAGE 7)

5-YEAR REVOLVING CREDIT AGREEMENT

SCHEDULE B

SEARCHES

[Attached.]

EXHIBIT B-3 (PAGE 8)

5-YEAR REVOLVING CREDIT AGREEMENT

EXHIBIT B-4

FORM OF OPINION OF VINSON & ELKINS LLP,

SPECIAL COUNSEL FOR THE ADMINISTRATIVE AGENT

June 14, 2011

Each of the Addresses Listed

on the Attached Schedule I

Ladies and Gentlemen:

We have acted as special counsel to JPMorgan Chase Bank, N.A. in connection with the preparation, execution and delivery of the 5-Year Revolving Credit Agreement dated as of June 14, 2011 (the “Credit Agreement”), among Murphy Oil Corporation, a Delaware corporation (“Murphy”), Canam Offshore Limited, a Bahamian corporation (“Canam”), Murphy Oil Company Ltd., a Canadian corporation (“MOCL” and together with Murphy and MOCL, the “Borrowers”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

This opinion is delivered to you pursuant to subsection 4.01(c) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

In arriving at the opinion expressed below, we have examined a counterpart of the Credit Agreement signed by the Borrowers, the Administrative Agent and the Lenders.

In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies, (iv) each party to the Credit Agreement (a “Transaction Party”) is a corporation, partnership, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its organization, (v) each Transaction Party has full power and authority (corporate, partnership, limited liability company or otherwise) to execute, deliver and perform its obligations under the Credit Agreement, (vi) the Credit Agreement has been duly executed and delivered by each Transaction Party, (vii) the execution, delivery and performance by each Transaction Party of the Credit Agreement have been duly authorized by all necessary action (corporate, partnership, limited liability company or otherwise) and do not contravene the bylaws or other constituent documents of such Transaction Party, (viii) the execution, delivery and performance by each Transaction Party of the Credit Agreement do not conflict with or result in the breach of any document or instrument binding on it, (ix) the execution, delivery and performance by each Transaction Party of the Credit Agreement do not contravene any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any of them, (x) no authorization, approval, consent, order,

EXHIBIT B-4 (PAGE 1)

5-YEAR REVOLVING CREDIT AGREEMENT

license, franchise, permit or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Transaction Party of the Credit Agreement that has not been duly obtained or made and that is not in full force and effect, (xi) the Credit Agreement constitutes valid, binding and enforceable obligations of each party thereto (other than the Borrowers), and (xii) the laws of any jurisdiction other than the laws of the State of New York do not affect the terms of the Credit Agreement. With respect to certain of the foregoing matters as they relate to the Borrowers, please refer to (a) the opinion letter, dated as of the date hereof, delivered to you by John A. Moore, Manager, Law Department and Corporate Secretary for Murphy, (b) the opinion letter, dated as of the date hereof, delivered to you by Higgs & Johnson, special counsel for Canam and (c) the opinion letter, dated as of the date hereof, delivered to you by Osler, Hoskin & Harcourt LLP, special counsel for MOCL.

Based upon the foregoing, and subject to the qualifications and comments set forth below, we are of the opinion that, insofar as the law of the State of New York is concerned, the Credit Agreement dated and delivered the date hereof constitutes a legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Our opinion is subject to the following qualifications:

1. We express no opinion as to Section 10.09 of the Credit Agreement insofar as it relates to methods of service of process or to an action brought in the United States District Court for the Southern District of New York and note that such matters may be raised by such court.

2. We express no opinion as to any indemnification obligations under the Credit Agreement to the extent such obligations might be deemed to be inconsistent with public policy.

3. We express no opinion as to Section 10.08 of the Credit Agreement purporting to grant to Participants a right to set-off.

4. We express no opinion as to any provision of the Credit Agreement that purports to establish an evidentiary standard for determinations by the Lenders or the Administrative Agent.

5. We express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Credit Agreement: (i) provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own negligence or to the extent that the same are inconsistent with the public policy underlying any law, rule or regulation; (ii) provisions purporting to waive, subordinate, or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated, or rendered ineffective under applicable law; (iii) provisions purporting to waive remedies inconsistent with applicable law; (iv) provisions relating

EXHIBIT B-4 (PAGE 2)

5-YEAR REVOLVING CREDIT AGREEMENT

to powers of attorney, severability or set-offs; (v) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts (other than the courts of the State of New York with respect to the Credit Agreement); (vi) provisions relating to waiver of jury trial; (vii) provisions purporting to exclude all conflicts-of-law rules; (viii) provisions setting out methods or procedures for service of process; and (ix) provisions providing that decisions by a party are conclusive or may be made in its sole discretion.

6. Insofar as our opinion above relates to the enforceability under New York law of the provisions in the Credit Agreement, such opinion is rendered solely in reliance upon the Act of July 19, 1984, ch.421, 1984 McKinney’s Sess. Law of NY 1406 (codified as N.Y. Gen. Oblig. Law §§5-1401 (McKinney 1989)) (the “Act”) and is subject to the qualifications that such enforceability (i) may be limited by public policy considerations of any jurisdictions in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and (ii) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York Uniform Commercial Code.

We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York.

This opinion letter is rendered as of the date set forth above and we expressly disclaim any obligation to update this letter after the date hereof.

This opinion has been rendered solely for your benefit in connection with the Credit Agreement and the transactions contemplated thereby and may not be relied upon by you for any other purpose, or relied upon by any other Person, firm or corporation without our prior written consent.

Very truly yours,

Vinson & Elkins LLP

EXHIBIT B-4 (PAGE 3)

5-YEAR REVOLVING CREDIT AGREEMENT

SCHEDULE I

TO OPINION OF VINSON & ELKINS LLP

JPMorgan Chase Bank, N.A. as Administrative Agent under the Credit Agreement; and Each Lender now or hereafter a party to the Credit Agreement.

EXHIBIT B-4 (PAGE 4)

5-YEAR REVOLVING CREDIT AGREEMENT